Exhibit 10.6

JOB OFFER LETTER

September 6, 2012

John Doyle

[Address]

Dear John:

On behalf of Castlight Health, Inc., a Delaware corporation (the “Company”), I am pleased to offer you, conditional on satisfactory results of a routine background check and other matters mentioned below, a position as a Chief Financial Officer, at a starting salary of $250,000 per year, subject to applicable withholdings and deductions, payable in accordance with the Company’s standard payroll schedule and procedures. You will also be eligible for incentive compensation with an annual target of 35% of base salary. Your incentive compensation will be based on the achievement of the Company’s goals and objectives as well as the achievement of individual objectives set by you and your manager in the first 30 days of employment. The assessment of the achievement of the goals and objectives is determined by the Company and as the same may be amended by the Company from time to time. You must be employed with us on the date of the payout to receive any payouts under the plan. Your incentive compensation for 2012 will be pro-rated based on your start date.

If you accept this offer, your start date to be determined and you will report to Giovanni Colella, Chief Executive Officer. Your primary duties as a member of the senior leadership team will be to contribute valuable insight, expertise and experience to bear on key decisions, including M&A opportunities and/or preparation for and execution of an IPO, to represent the company to key external constituents including: new and existing investors, financial analysts and potential M&A partners. Additionally you will proactively identify (and help other members of the senior leadership see) opportunities to optimize the business – operationally and financially. Of course, the Company may modify your responsibilities, title and compensation from time to time, as it deems necessary.

As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits generally available to regular employees. You shall also be reimbursed in accordance with the Company’s expense reimbursement policies for all documented reasonable business expenses that are incurred in connection with carrying out your duties for the Company and in compliance with the Company policy. At Castlight we do not have a formal paid vacation, personal and sick time policy. Instead, we have a flexible time-off policy pursuant to which we encourage you to take time-off and to work with your manager on the timing.

Subject to the approval of the Company’s Board of Directors, you shall be granted an option (the “Option”) to purchase 870,000 shares of the Company’s stock. The shares will be at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Company’s Board of Directors. The Option shall be granted pursuant to and upon the terms set forth in the Company’s stock incentive plan and your stock option agreement and shall have a maximum term of 10 years (subject to earlier termination in connection with a termination of your employment or a change in control of the Company). So long as you remain actively employed by the Company, the Option shall vest: (a) with respect to 20% of the underlying shares on the one-year anniversary of your employment start date; (b) during your second year of employment in 12 installments of 1.667% of the underlying shares upon your completion of each additional consecutive month of service; and (c) with respect to the balance, in 24 substantially equal installments upon your completion of each additional consecutive month of service. Among other terms and conditions set forth in the Company’s stock incentive plan and your stock option agreement, the shares underlying the Option will be subject to rights of first refusal and a market standoff agreement, and your exercise of the Option is conditioned upon your execution of the Amended and Restated Voting Agreement, dated April 26, 2012, by and among the Company and the parties thereto, as may be amended from time to time, and the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated April 26, 2012, by and among the Company and the parties thereto, as may be amended from time to time.

The company will also grant you a loan of up to $250,000. Terms of this loan will be determined by November 1, 2012.

Your employment pursuant to this offer is contingent upon you providing the Company with the legally required proof of your identity and authorization to work in the United States, upon your signing and agreeing to be bound by the enclosed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and upon completion of a basic background check as required by the Company to protect privacy of sensitive user information.

While we hope that your employment with the Company will be mutually satisfactory, employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may not be changed except by an express writing signed and dated by both you and the Chief Executive Officer of the Company.

This letter when signed by you sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter to me. This offer will expire at 5:00 pm Pacific Time on Wednesday, October 31, 2012 if not accepted before then.

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We look forward to working with you at the Company.

If you have any questions, please call me at [Telephone].

Sincerely,

/s/ Shannon Espinola
Shannon Espinola
Director, People Strategy

I have read, understand, and accept this employment offer. Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this letter.

/s/ John C. Doyle
Employee Signature

John C. Doyle	September 14, 2012
Printed Name	Date

November 5, 2012
Employment Start Date

Enclosures:	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement